UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2009 (May 22, 2009)

IMPLANT SCIENCES CORPORATION
(Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

001-14949	04-2837126
(Commission File Number)	(I.R.S. Employer Identification Number)

600 Research Drive
Wilmington, Massachusetts 01887
 (Address of Principal Executive Offices, including Zip Code)

(978) 752-1700
 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2009, by vote of the Board of Directors of Implant Sciences Corporation (the “Company”), three new members were elected to the Company’s Board of Directors. The three new directors are:

•	John Keating, a recognized expert in retail distribution and transportation, is currently Vice President of Global Customer Fulfillment for the Timberland Company;

•
Robert P. Liscouski, former Assistant Secretary for Infrastructure Protection of the U.S. Department of Homeland Security, and a member of an advisory board to the Director of National Intelligence, is currently the President and Chief Operating Officer of Steel City Re, a firm specializing in intangible asset risk management; and

•
Howard Safir, former Police Commissioner and Fire Commissioner of New York City, and former Assistant Director of the U.S. Drug Enforcement Administration, is currently the Chief Executive Officer of the Security Consulting and Investigations Unit of GlobalOptions Group, Inc., a provider of risk mitigation and management services.

John Keating

Mr. Keating, 55, is Vice president of Global Customer Fulfillment for the Timberland Company, a premium global brand with sales of more than $1.2 billion in 2008. Mr. Keating has worked for Timberland for 17 years, and is currently responsible for all of Timberland’s transportation, distribution, customs and order management. In addition, Mr. Keating oversees Timberland’s North American customer service and apparel sourcing operations. Mr. Keating has more than 30 years of experience in the shipping and transportation industry, and is a respected expert in retail distribution and transportation. Mr. Keating holds a B.A. from Bridgewater State University and an M.B.A. from Suffolk University.

Robert P. Liscouski

Mr. Liscouski, 55, is a founder and Managing Director of 3DRSAdvisors and has been President and Chief Operating Officer of Steel City Re, a firm specializing in intangible asset risk management, since 2006. Previously, Mr. Liscouski served as President and Chief Executive Officer of Content Analyst Company, LLC, a developer of text analytics software. Mr. Liscouski was appointed by President Bush as the first Assistant Secretary for Infrastructure Protection when the Department of Homeland Security was founded in 2003 and he served in that position until 2005. Previously, Mr. Liscouski was Director of Information Assurance at the Coca-Cola Company and Vice President of the Law Enforcement Division of Orion Scientific Systems, a developer of advanced analytic software tools. Earlier in his career, Mr. Liscouski served as a Diplomatic Security Service Special Agent with the U.S. Department of State and a Homicide and Undercover Investigator for the Bergen County (New Jersey) Prosecutor’s Office.

Mr. Liscouski currently serves as a member of the Intelligence Science Board, an advisory board on science and technology reporting to the Director of National Intelligence, and is a visiting fellow at the Center for Strategic and International Studies, a Washington, DC, think tank. He holds an M.P.A. from the Kennedy School of Government, Harvard University, and a B.S. in Criminal Justice from John Jay College of Criminal Justice.

Howard Safir

Mr. Safir, 67, is Chief Executive Officer of the Security Consulting and Investigations Unit of GlobalOptions Group, Inc., a provider of risk mitigation and management services to government entities, Fortune 1,000 corporations and high net-worth and high-profile individuals. Mr. Safir has served in that position since the acquisition of Safir Rosetti, LLC, a security, investigative and intelligence consulting firm, by GlobalOptions Group in May 2006. Mr. Safir served as Chairman and Chief Executive Officer of Safir Rosetti from December 2001 until its acquisition. Prior to that time, Mr. Safir was Vice Chairman of IPSA International, a provider of investigative and security consulting services. From 1996 to 2000, Mr. Safir served as Police Commissioner of New York City. From 1994 to 1996, Mr. Safir served as New York City’s Fire Commissioner. Mr. Safir began his law enforcement career in 1965 as a special agent assigned to the New York office of the Federal Bureau of Narcotics, a forerunner of the

Drug Enforcement Administration (the “DEA”). From 1977 to 1978, Mr. Safir served as Assistant Director of the DEA. From 1978 to 1990, Mr. Safir worked for the United States Marshals Service, where he served as Director of the Witness Protection Program and Assistant Director for Operations.

Mr. Safir is currently Chairman of the Board of Directors of GVI Security Solutions, Inc., a provider of video surveillance and security solutions products, and National Security Solutions Inc., a blank check company organized for the purpose of effecting a business combination, including with entities involved in the security and homeland defense industries. Mr. Safir also serves as a Director of Verint Systems, Inc., a provider of intelligence solutions for enterprise workforce optimization and security intelligence, and as Chief Executive Officer of the November Group, Ltd., through which he provides technical and management consulting services to companies.

Mr. Safir is a member of the executive committee of the International Association of Chiefs of Police and has served as a delegate to INTERPOL, the National Drug Policy Board and the El Paso Intelligence Center Advisory Board. He holds a B.A. in History and Political Science from Hofstra University, and has holds certificates from Harvard University’s John F. Kennedy School of Government’s programs for Senior Managers in Government and National and International Security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPLANT SCIENCES CORPORATION

By:  /s/  Glenn D. Bolduc
Glenn D. Bolduc
President and Chief Executive Officer

Date:  May 29, 2009